EXHIBIT 99

News Release

    For Information Contact:
Jerald K. Dittmer, Vice President and CFO (563) 272-7400
Marshall H. Bridges, Treasurer (563) 272-4844

HNI CORPORATION ANNOUNCES PLANT CONSOLIDATION
EXPECTS TO SAVE IN EXCESS OF $10 MILLION ANNUALLY

MUSCATINE, Iowa (October 5, 2007) – HNI Corporation (NYSE: HNI) announced today that it will close its Richmond, Virginia manufacturing plant during the first half of 2008 and consolidate production into its Cedartown, Georgia and Muscatine, Iowa facilities.  These initiatives are being undertaken in order to reduce structural cost and streamline customer fulfillment at The HON Company, an office furniture operating subsidiary of HNI Corporation.  As part of the consolidation, The HON Company will also transition distribution centers located in Richmond and Cedartown to a third-party logistics provider.

The Corporation estimates the realignment will save in excess of $10 million annually once fully implemented in 2009.  HNI anticipates spending $6.0 million in capital expenditures during 2007 and $3.0 million in 2008 as a result of the changes.  Resulting charges will impact pre-tax earnings an estimated $15 to $17 million over the 2007-2009 period.  The following table lists the estimated composition of these charges:

(estimates in millions)	Restructuring Costs	Accelerated Depreciation	Other Costs	Total
2007 Q3	$3.5	-	-	$3.5
2007 Q4	$1.0	$0.5 - $1.0	$1.0 - $1.5	$2.5 - $3.5
2008	$3.0	$1.0 - $2.0	$4.0	$8.0 - $9.0
2009	$1.0	-	-	$1.0
			Total	$15.0 - $17.0

"Rising freight costs and the opportunity to provide our customers with a better, more cost-effective fulfillment process necessitated this realignment.  These actions will allow us to better align cost and speed with customer demand to take full advantage of our lean model.  Closing Richmond was a difficult decision and in no way reflects the quality of the Richmond members.  We are grateful for their dedication and are working to assist them through this transition," said Stan Askren, HNI Corporation Chairman, President and CEO.  The decision will impact approximately 370 members in Richmond.  The HON Company expects to execute the realignment without impacting its customers and will retain its capacity to meet current demand and future growth.

HNI Corporation is a NYSE traded company providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Corporation's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Maxon®, Lamex®, Heatilator®, Heat & GloTM, and Quadra-Fire®, have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  By doing so, in 2007 the Corporation was recognized by Fortune Magazine as one of America's Most Admired Companies.  In 2007, the Corporation was recognized by IndustryWeek as one of the 50 Best U.S. Manufacturing Companies for the fifth consecutive year.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Corporation's website at www.hnicorp.com.

Statements in this release that are not strictly historical, including statements as to plans, outlook, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," and variations of such words and similar expressions identify forward-looking statements.  Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual results in the future to differ materially from expected results.  These risks include, without limitation:  the Corporation's ability to realize financial benefits from its (a) price increases, (b) cost containment and business simplification initiatives for the entire Corporation, (c) investments in strategic acquisitions, new products and brand building, (d) investments in distribution and rapid continuous improvement, (e) repurchases of common stock, (f) ability to maintain its effective tax rate, and (g) consolidation and logistical realignment initiatives; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Corporation's products due to uncertain political and economic conditions, including, with respect to the Corporation's hearth products, the protracted decline in the housing market; lower industry growth than expected; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; uncertainty related to disruptions of business by terrorism, military action, acts of God or other Force Majeure events; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); higher than expected costs for energy and fuel; changes in the mix of products sold and of customers purchasing; restrictions imposed by the terms of the Corporation's revolving credit facility and note purchase agreement; currency fluctuations and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.  The Corporation undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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